Exhibit 10.3

COMPANY EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as the “Agreement”), is originally entered into on the 30th day of March, 2006, by and between United Community Bancorp, a federally-chartered corporation, (hereinafter referred to as the “Company”), and William F. Ritzmann (hereinafter referred to as the “Employee”), is amended and restated in its entirety as of December 30, 2008.

WITNESSETH:

WHEREAS, as a result of the skill, knowledge and experience of the Employee, the Board of Directors of the Company desires to continue to retain the services of the Employee as President and Chief Executive Officer of the Company; and

WHEREAS, the Employee desires to continue to serve as President and Chief Executive Officer of the Company; and

WHEREAS, the Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee; and

WHEREAS, the parties desire to amend and restate this Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1. Employment and Term.

(a) Term. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment, as President and Chief Executive Officer of the Company. The term of this Agreement shall commence on March 30, 2006, and shall end on March 30, 2009, unless extended by the Company, with the consent of the Employee, as provided in subsection (b) of this Section 1 (hereinafter referred to, together with such extensions, as the “Term”).

(b) Extension. On or before each anniversary of the original date of this Agreement, the Board of Directors of the Company shall review this Agreement and, upon approval by the Board, shall extend the term of this Agreement for a one-year period beyond the then effective expiration date. Any such extension shall be subject to the written consent of the Employee. The Board shall document its reasons for extending the term of this Agreement in the minutes of the meeting at which such action is taken.

2. Duties of the Employee.

(a) General Duties and Responsibilities. The Employee shall serve as the President and Chief Executive Officer of the Company. Subject to the direction of the Board, the Employee shall perform all duties and shall have all powers commonly incident to the office of President and Chief Executive Officer or which, consistent therewith, are delegated to him by the Board.

(b) Devotion of Entire Time to the Business of the Company and its Affiliates. The Employee shall devote his entire productive time, ability and attention during normal business hours throughout the Term to the faithful performance of his duties under this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the Company or any affiliates without the prior written consent of the Board; provided, however, that the Employee shall not be precluded from (i) vacations and other leave time in accordance with Section 3(d) below, (ii) reasonable participation in community, civic, charitable or similar organizations, (iii) reasonable participation in industry-related activities, including, but not limited to, attending state and national trade association meetings and serving as an officer, director or trustee of a state or national trade association or Federal Home Loan Bank, (iv) serving as an officer or director of any affiliate of the Company and receiving a salary, director’s fees or other compensation or benefits, as appropriate, or (v) pursuing personal investments which do not interfere or conflict with the performance of the Employee’s duties to the Company or its affiliates.

3. Compensation.

(a) Base Salary. The Employee shall receive during the Term an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $142,106 until changed by the Board in accordance with Section 3(b) below.

(b) Periodic Salary Review. The annual salary of the Employee shall be reviewed by the Board from time to time throughout the Term, but not less often than once every three years, and shall be set at an amount not less than $142,106, based upon the Employee’s individual performance and such other factors as the Board may deem appropriate (hereinafter referred to as the “Periodic Review”). The results of the Periodic Review shall be reflected in the minutes of the Board.

(c) Employee Benefit Programs. During the Term, the Employee shall be entitled to participate in all formally established employee benefit, bonus, pension and profit sharing plans and similar programs that are maintained by the Company or its affiliates from time to time and all employee benefit plans or programs hereafter adopted in writing by the Board for which senior management personnel are eligible, including any employee stock ownership plan, stock option plan or other stock benefit plan (hereinafter collectively referred to as “Benefit Plans”), in accordance with the terms and conditions of such Benefit Plans. Notwithstanding any statement to the contrary contained elsewhere in this Agreement, the Company or its affiliates may at any time discontinue or terminate any Benefit Plan now existing or hereafter adopted, to the extent permitted by the terms of such Benefit Plan, and shall not be required to compensate the Employee for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees who are eligible participants at the time.

(d) Vacation and Sick Leave. The Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this Agreement, in accordance with the policies periodically established by the Board for senior management. The Employee shall be entitled to annual sick leave as established by the Board for senior management.

(e) Expenses. In addition to any compensation received under this Section 3, the Employee shall be paid or reimbursed for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, including participation in industry-related activities.

4. Termination of Employment.

(a) General. The employment of the Employee shall terminate at any time during the Term (i) at the option of the Company, upon the delivery by the Company of written notice of termination to the Employee, or (ii) at the option of the Employee, upon delivery by the Employee of written notice of termination to the Company if, in connection with a Change in Control (hereinafter defined), the present capacity or circumstances in which the Employee is employed are materially adversely changed so as to constitute Good Reason if such events occur within one year of a Change In Control. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(1) The assignment to the Employee of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(2) A material diminution in the Employee’s Base Salary;

(3) Relocation of the Employee to a location outside a radius of 35 miles of the Bank’s Lawrenceburg, Indiana office; or

(4) Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee. The employee’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event the Employee claims constitutes Good Reason occurred.

The following subsections (A), (B), (C) and (D) of this Section 4(a)(ii) shall govern the obligations of the Company to the Employee upon the occurrence of the events described in such subparagraphs:

(A) Termination for Cause. In the event that the Company terminates the employment of the Employee during the Term because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this Agreement, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses), or final cease-and-desist order or material breach of any provision of this Agreement (hereinafter collectively referred to as “Cause”), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

(B) Termination in Connection with Change in Control. In the event that the employment of the Employee is terminated by the Company in connection with a Change in Control for any reason other than Cause or is terminated by the Employee as provided in Section 4(a)(ii) above, then the following shall occur:

(I) The Company shall promptly pay to the Employee or to his beneficiaries, dependents or estate an amount equal to the product of 2.99 multiplied by the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, and the regulations promulgated thereunder (hereinafter collectively referred to as “Section 280G”);

(II) The Employee, his dependents, beneficiaries and estate shall continue to be covered at the Company’s expense under all health, life, disability and other benefit plans of the Company in which the Employee was a participant prior to the effective date of the termination of his employment as if the Employee were still employed under this Agreement until the earlier of the expiration of the Term or the date on which the Employee is included in another employer’s benefit plans as a full-time employee; and

(III) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder, except as specifically stated in subparagraph (II) above.

(C) Termination not in Connection with Change in Control. In the event that the employment of the Employee is terminated before the expiration of the Term for any reason other than death, termination for Cause or termination in connection with a Change in Control, then the following shall occur:

(I) The Company shall be obligated to continue to pay to the Employee, his designated beneficiaries or his estate, a lump sum amount, within ten (10) days of his termination, equal to the base salary that would have been paid to the Employee through the expiration of the Term, at the annual rate of salary in effect at the time of termination pursuant to Section 3(b) above, plus a cash bonus equal to the cash bonus, if any, paid to the Employee in the twelve month period prior to the termination of employment;

(II) The Company shall continue to provide to the Employee, at its expense, health, life, disability and other benefits substantially equal to those being provided to the Employee at the date of termination of his employment until the earliest to occur of the expiration of the Term or the date on which the Employee is included in another employer’s benefit plans as a full-time employee; and

(III) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Company hereunder, except as specifically stated in subparagraph (II) above.

(D) Death of the Employee. The Term shall automatically expire upon the death of the Employee. In such event, the Employee’s estate shall be entitled to receive the amount of the annual salary that the Employee would have received through the last day of the third calendar month following the month in which the death occurred, except as otherwise specified herein.

(E) “Golden Parachute” Provision. In the event that any payments pursuant to this Section 4 would result in the imposition of a penalty tax pursuant to Section 280G, such payments shall be reduced to the maximum amount which may be paid under Section 280G without exceeding such limits. Any payments made to the Employee pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

(F) Definition of “Change in Control”. For purposes of this Agreement, a Change in Control means any of the following events:

(I)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company,

and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(II)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (II) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(III)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (III), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of a least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(IV)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything herein to the contrary, a “Change in Control” shall not include any corporate restructuring transaction by the Company, including, but not limited to, a mutual to stock conversion, provided that the Board of Directors of the Company immediate preceding such transaction constitutes at least a majority of the Board of Directors of the Company immediately following such transaction.

(G) Termination by Employee. If the Employee terminates this Agreement without the written consent of the Company, other than pursuant to Section 4(a)(ii) of this Agreement, the Employee shall not engage in the financial institutions’ business as a director, officer, employee or consultant for any business or enterprise which competes with the principal business of the Company or any of its subsidiaries within Dearborn County, Indiana or within thirty (30) miles of the principal business location of Company, for the unexpired term of this Agreement. This provision shall not apply in the event of the termination of the employment of the Employee by the Company prior to the expiration of the Term or termination by the Employee pursuant to Section 4(a)(ii) of this Agreement.

5. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all, or substantially all, of its assets to another corporation that assumes all of its obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

6. Confidential Information. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Company and its affiliates, and their customers and businesses. The Employee agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Company consents to such disclosure or use of such information is otherwise legally in the public domain. The Employee shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the Company or its affiliates, or to any of the businesses operated by them, and the Employee acknowledges that such information constitutes the exclusive property of the Company. The Employee shall not otherwise knowingly act or conduct himself to the material detriment of the Company or its affiliates or in a manner which is inimical or contrary to the interests of the Company or its affiliates.

7. Non-assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

8. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

10. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

12. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

13. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. Governing Law. This Agreement has been executed and delivered in the State of Indiana and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Indiana, except to the extent that federal law governs.

15. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed to the Company at its principal business address, and to the Employee at the Employee’s address most recently on file with the Company.

16. Source of Payments. Notwithstanding any provision herein to the contrary, to the extent payments and benefits, as provided by this Agreement, are paid or received by Employee under the Employment Agreement dated as of July 1, 2005 between Employee and the Bank, such compensation payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Employee under similar provisions of this Agreement. Payments pursuant to this Agreement will be allocated in proportion to the level of activity and time expended on such activities by Employee, as determined by the Company.

17. Section 409A of the Code.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Employee under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with (b) below. In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs the Employee is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 4 would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 4 to the Employee in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which the Employee separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 4 it is not possible to continue coverage for the Employee and his dependents, or (y) when a separation from service occurs the Employee is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 4 would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to the Employee in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Employee’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which the Employee separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement, as amended and restated, to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of                     .

Attest:	UNITED COMMUNITY BANCORP

/s/ E.G. McLaughlin	By:	/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
Executive Vice President, Chief Operating Officer and Corporate Secretary

EMPLOYEE

/s/ William F. Ritzmann
William F. Ritzmann

Addendum

Elmer G. McLauglin and Vicki A. March have Employment Agreements with the Company that are substantially the same as Mr. Ritzmann’s, except as to the following:

Name of Executive	Term of Agreement in Section 1	Compensation in Section 3
Elmer G. McLauglin	3 years	$121,925

Vicki A. March	2 years	$92,162